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                                                                      EXHIBIT 11

                            HEAFNER TIRE GROUP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)

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
                                                                      QUARTER ENDED
                                                              ------------------------------
                                                              APRIL 1, 2000   MARCH 31, 1999
                                                              -------------   --------------
Average shares outstanding during the period................     5,286,917       5,087,667
Incremental shares under stock options and warrants computed under the treasury stock method using the average market
  price of issuer's stock during the period.................            --              --
                                                               -----------     -----------
     Total shares for diluted EPS...........................     5,286,917       5,087,667
                                                               ===========     ===========
Income applicable to common shareholders:
  Net loss..................................................   $(2,911,000)    $(1,193,000)
                                                               ===========     ===========
Loss per basic common share:................................   $     (0.55)    $     (0.23)
                                                               ===========     ===========
Loss per diluted share:.....................................   $     (0.55)    $     (0.23)
                                                               ===========     ===========
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